                              PALMER & DODGE LLP
                  One Beacon Street, Boston, MA  02108-3190

                                                                    Exhibit 5.1


TELEPHONE: (617) 573-0100                             FACSIMILE: (617) 277-4420


                                    June 30, 2000



Genzyme Corporation
One Kendall Square
Cambridge, Massachusetts 02139


    We are rendering this opinion in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Genzyme Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), on April 18, 2000, and amended on or about the date hereof. The Registration Statement relates to (A) up to 18,743,626 shares (the "Merger Shares") of the Company's Genzyme Biosurgery Division Common Stock, $0.01 par value per share (the "GZBX Stock") to be issued in connection with the merger of Biomatrix, Inc. ("Biomatrix") with and into a wholly-owned subsidiary of the Company, pursuant to the Agreement and Plan of Merger dated as of March 6, 2000, as amended by Amendment No. 1 to Agreement and Plan of Merger (the "Agreement") among the Company, Biomatrix and such subsidiary, and (B) up to 24,914,581 shares (the "Exchange Shares")of GZBX Stock to be issued in connection with the recapitalization (the "Recapitalization") as described in the Regsitration Statement involving the exchange of the Company's Genzyme Surgical Products Division Common Stock ("GZSP Stock") and Genzyme Tissue Repair Division Common Stock ("GZTR Stock") into GZBX Stock. We understand that the Merger Shares are to be offered and sold and the Exchange Shares are to be issued, each in the manner described in the Registration Statement.

    We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Merger Shares and the authorization and issuance of the Exchange Shares. We have examined such documents as we consider necessary to enable us to render this opinion.

    Based upon the foregoing, we are of the opinion that upon approval by the stockholders of Genzyme of the Recapitalization (A) upon issuance in accordance with the Agreement, the Merger Shares will be duly authorized, validly issued, fully paid and nonassessable and (B) upon issuance in connection with the Recapitalization in the manner described in the Registration Statement, the Exchange Shares will be duly authorized, validly issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus filed as part thereof.

                                       Very truly yours,

                                       /s/ Palmer & Dodge LLP
                                       Palmer & Dodge LLP